Exhibit 10.1

PURCHASE AND SALE CONTRACT

by and among

Care YBE Subsidiary LLC, a Delaware limited liability company,

a wholly owned subsidiary of Care Investment Trust Inc.,

a Maryland corporation, or assigns,

as Buyer,

and

Ames Bickford Cottage, L.L.C., a Kansas limited liability company,

Bourbonnais Bickford House, L.L.C., a Kansas limited liability company,

Burlington Bickford Cottage, L.L.C., a Kansas limited liability company,

Crawfordsville Bickford Cottage, L.L.C., a Kansas limited liability company,

Lincoln Bickford Cottage, L.L.C., a Kansas limited liability company,

Marshalltown Bickford Cottage, L.L.C., a Kansas limited liability company,

Moline Bickford Cottage, L.L.C., a Kansas limited liability company,

Muscatine Bickford Cottage, L.L.C., a Kansas limited liability company,

Quincy Bickford Cottage, L.L.C., a Kansas limited liability company,

Rockford Bickford House, L.L.C., a Kansas limited liability company,

Springfield Bickford House, L.L.C., a Kansas limited liability company, and

Urbandale Bickford Cottage, L.L.C., a Kansas limited liability company each, as a Seller, and collectively, as Sellers

and

Sioux City Bickford Cottage, II, L.L.C., a Kansas limited liability company,

Bickford Senior Living Group, L.L.C., a Kansas limited liability company, and

Eby Realty Group, LLC, a Kansas limited liability company

as additional parties affiliated with Sellers

and

Bickford Master I, L.L.C., a Kansas limited liability company, as Tenant

and

Care Investment Trust Inc., a Maryland corporation,

as an additional party affiliated with Buyer

TABLE OF CONTENTS

1.	DEFINITIONS	2

2.	PURCHASE, SALE AND LEASE OF PROPERTY	8

3.	PURCHASE PRICE FOR PROPERTIES	9

4.	CLOSING DATE	9

5.	TERMINATION AND PARTIAL TERMINATION	9

6.	TITLE AND SURVEY MATTERS	11

7.	AGREED DOCUMENTS FOR EXECUTION AT CLOSING	12

8.	CONDITIONS TO CLOSE	14

9.	DELIVERIES AT CLOSING	19

10.	CLOSING AND OTHER COSTS, ADJUSTMENTS AND PRORATIONS	22

11.	INSPECTIONS	24

12.	TITLE TO PROPERTY; STATE OF TITLE TO BE CONVEYED	24

13.	COVENANTS, REPRESENTATIONS AND WARRANTIES	24

14.	EMINENT DOMAIN	27

15.	CASUALTY	28

16.	REMEDIES UPON DEFAULT	28

17.	NOTICES	29

18.	BROKERAGE COMMISSIONS	30

19.	AGREEMENT TO INDEMNIFY	30

20.	NON-COMPETE/NON-SOLICITATION	31

21.	MISCELLANEOUS PROVISIONS	32

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Attachments:

Exhibit A	Seller and Facility Information
Exhibit B-1 to B-12	Legal Description of Real Property with respect to each Facility
Exhibit C	Allocation of Purchase Price among Properties
Exhibit D	Intentionally Deleted
Exhibit E	Major Documents (Exhibits E-1 to E-6)
Exhibit F	Facility Agreed Forms (Exhibits F-1 to F-8)
Exhibit G	Exceptions to Non-Compete

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PURCHASE AND SALE CONTRACT

(for 12 Facilities)

THIS PURCHASE AND SALE CONTRACT (this “Agreement”) is made and entered into as of the 14th day of May, 2008 (the “Effective Date”) by and among Ames Bickford Cottage, L.L.C., a Kansas limited liability company, Bourbonnais Bickford House, L.L.C., a Kansas limited liability company, Burlington Bickford Cottage, L.L.C., a Kansas limited liability company, Crawfordsville Bickford Cottage, L.L.C., a Kansas limited liability company, Lincoln Bickford Cottage, L.L.C., a Kansas limited liability company, Marshalltown Bickford Cottage, L.L.C., a Kansas limited liability company, Moline Bickford Cottage, L.L.C., a Kansas limited liability company, Muscatine Bickford Cottage, L.L.C., a Kansas limited liability company, Quincy Bickford Cottage, L.L.C., a Kansas limited liability company, Rockford Bickford House, L.L.C., a Kansas limited liability company, Springfield Bickford House, L.L.C., a Kansas limited liability company, and Urbandale Bickford Cottage, L.L.C., a Kansas limited liability company, (each of the foregoing referred to individually as a “Seller” and collectively as the “Sellers”), each of the Sellers having a mailing address at 13795 S. Mur-Len Road, Suite 301, Olathe, Kansas 66062, and Care YBE Subsidiary LLC, a Delaware limited liability company, a wholly owned subsidiary of Care Investment Trust Inc., a Maryland corporation, or its assigns, having a mailing address at 505 Fifth Avenue, 5th Floor, New York, New York 10017, or its assigns (“Buyer”), Care Investment Trust, Inc., a Maryland corporation (“Care”), having a mailing address at the same address as Buyer, Bickford Master I, L.L.C., a Kansas limited liability company, having a mailing address at 13795 S. Mur-Len Road, Suite 301, Olathe, Kansas 66062 (“Tenant”), Sioux City Bickford Cottage II, L.L.C., a Kansas limited liability company (“Sioux City II”), Bickford Senior Living Group, L.L.C., a Kansas limited liability company (“Manager”) and Eby Realty Group, L.L.C., a Kansas limited liability company(“Eby”) (each of Sioux City II, Manager, and Eby having a mailing address at 13795 S. Mur-Len Road, Suite 301, Olathe, Kansas 66062.

RECITALS

A.

Pursuant to that certain Purchase and Sale Contract dated as of March 31, 2008 between Sioux City II as seller and Care as buyer (“Sioux City II Purchase Agreement”), Buyer acquired an assisted living facility and related property located in Sioux City, Iowa (the “Sioux City II Facility”) and leased the Sioux City II Facility back to Sioux City II, as tenant, pursuant to a Lease Agreement dated as of March 31, 2008 (“Sioux City II Lease”).

B.

In connection with the Sioux City II Purchase Agreement, Care entered into an Option Agreement dated as of March 31, 2008 (“Option Agreement”) with Eby and Manager for the eleven (11) assisted living facilities further identified in Exhibit A attached hereto (each referred to individually as a “Facility” and collectively the “Option Facilities”), Care has assigned its rights under the Option Agreement to Buyer, and Buyer by its execution of this Agreement is exercising its “Purchase Option” (as defined in the Option Agreement) with respect to the Option Facilities.

C.

The parties desire to add an additional assisted living facility further identified in Exhibit A as the Burlington Facility to this Agreement (the “Burlington Facility” and also being referred to individually as a “Facility” and collectively with the Option Facilities, as the “Facilities”).

D.

As further provided in this Agreement, Sioux City II and Care expect to enter into a separate Purchase and Sale Contract for the sale of the Sioux City II Facility back to Sioux City II (“Sioux City II Sale Agreement”), with the closing under the Sioux City II Sale Agreement intended to occur simultaneously with the closing under this Agreement. Upon the closing under the Sioux City II Sale Agreement, the Sioux City II Lease shall terminate, as further provided in the Sioux City II Sale Agreement.

E.

Immediately following the acquisition of the Properties (capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1) by Buyer under this Agreement, (i) Buyer as landlord (in its capacity as landlord, the “Landlord”) is to enter into a Master Lease Agreement with Tenant as tenant for the lease of the Properties (being the Facilities and certain related property) and (ii) Tenant will sublease back to each Seller the respective Facility sold by that Seller.

F.

The Sellers will ultimately remain responsible for services associated with and provided to the residents of the assisted living units contained in their respective Facilities and will remain the operators of such Facilities pursuant to the terms of their respective Subleases and the Master Lease Agreement.

G.	The parties hereto desire to enter into this Agreement setting forth their agreement regarding the purchase and sale of the Properties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and the Option Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby incorporate the Recitals above as part of this Agreement and further agree as follows:

1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

“Additional Collateral Amendments” shall have the meaning given that term in Section 7.1.(7).

“Affiliate” shall mean any Person owned by, under common control with or controlled, directly or indirectly, by another Person, including a parent entity, or the Person which controls (directly or indirectly) another Person.

“Appurtenant Easements” means all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of the applicable Seller pertaining to the Land and the Improvements.

“Assignee” shall have the meaning ascribed to that term in Section 21.1 hereof.

“Burlington Facility” has the meaning given such term in the Recitals.

“Casualty Termination Event” shall have the meaning ascribed to that term in Section 15 hereof.

“Closing” shall mean the consummation of the purchase and sale of the Properties in accordance with the terms of this Agreement.

“Condemnation Termination Event” shall have the meaning ascribed to that term in Section 14 hereof.

“Contracts” shall mean, with respect to a Property and its related Seller, any and all (a) equipment leases relating to the Property and to which the Seller or the current operator of the Property is a party, (b) motor vehicle leases relating to motor vehicles used in the operation of the Property and to which the Seller or the current operator of the Property is a party, and (c) other contracts to which the Seller or the current manager of the Property is a party, which benefit such Property, are disclosed in writing to Buyer on or before the Closing, are acceptable to Buyer in Buyer’s sole and absolute discretion, and are to survive the Closing and be delivered to Buyer, but shall not include the Excluded Assets.

“Deed” or “Deeds”, individually or collectively, shall mean the special warranty deeds from each Seller to Buyer conveying fee simply interest of the applicable Premises as contemplated herein.

“Earn Out Agreement” shall have the meaning given to that term in Section 7.1.

“Eby” shall mean Eby as defined in the introductory paragraph of this Agreement, and which is the sole member of Tenant.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

“Excluded Assets” shall mean (i) any right, title or interest in the names “Eby” or “Bickford Cottage” or “Bickford House” or “Bickford Senior Living” or any combination or variation thereof or any other trademark or trade name used by or filed by Seller or its Affiliates; (ii) all property owned by a Seller or any of its Affiliates, not normally located at the Property and used, but not primarily, in connection with the operation of the Property; (iii) all items, tangible or intangible, consisting of Proprietary Information; (iv) all books, ledger sheets, files and records, but not any information therein relating to the Property except as otherwise excluded hereunder; (v) any motor vehicles; (vi) operating licenses and permits, (vii) telephones and related equipment not owned by Sellers, and (viii) the Excluded Contracts and all other contracts pertaining to the operation of the Property other than the Contracts.

“Excluded Contracts” shall mean the Management Agreements, Resident Agreements, Service Licenses, the equipment lease(s) relating to telephone equipment at the Facilities, and those other contracts not accepted by Buyer.

“Excluded Property” shall have the meaning given such term in Section 5 hereof.

“Expansion Projects” shall mean the construction projects for eleven (11) additional units at Lincoln Bickford Cottage, seven (7) additional units at Moline Bickford Cottage, seven (7) additional units at Quincy Bickford Cottage, and fourteen (14) units at Springfield Bickford House as more fully described in the Lease.

“Facility” shall mean each assisted living facility identified in Exhibit A and described therein as to Facility name, type or category of facility, street address, and identifying the Seller which is the owner thereof; each Facility is located on a portion of the Land; References in this Agreement to “the Facility” shall mean each Facility individually unless expressly stated otherwise, and references to “a Facility” shall mean a single Facility. References to “the Facilities” shall mean the Facilities, collectively, unless otherwise stated.

“Facility State” or “Facility States”, individually or collectively, shall mean each state in which a Facility is located.

“FF&E” shall mean all items of tangible personal property and fixtures with respect to a Facility, or collectively with respect to the Facilities as the context may indicate, other than Excluded Assets, including, but not limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Property, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto; (b) all furniture, furnishings, movable walls or partitions, moveable machinery, moveable equipment, computers or trade fixtures or other personal property of any kind or description used or useful in the business on or in the Property, and located on or in the Property, and all modifications, replacements, alterations and additions to such personal property; (c) all linen, china, tableware, uniforms and similar items, whether used in connection with public space or tenant rooms; (d) all “inventory,” “equipment” and “fixtures” as those terms are defined under the Model Uniform Commercial Code; (e) “Property and Equipment,” “P&E,” and “FF&E” (as such terms are customarily used and in the most broad and inclusive sense), as well as all other items included within the category of inventory; and (f) all other tangible personal property used in connection with the operation, ownership or maintenance of the Property, but excluding any furniture or other personal property of residents of a Facility.

“Guaranty” shall have the meaning given that term in Section 7.1.

“Hazardous Materials” shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, toxic mold, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (collectively, the “Hazardous Materials Laws”) including, but not limited to, those materials or substances defined as “hazardous substances,” “hazardous materials”, “toxic substances”, “hazardous wastes” or “pollutants” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the Facility States, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. “Petroleum” for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

“Improvements” shall mean with respect to each Facility, the Facility and all buildings, fixtures, structures and other improvements situated on, affixed to or appurtenant to the Premises, and all appurtenances thereto, including but not limited to all roofs, plumbing systems, electric systems, HVAC systems, roadways, alleyways, pavement, accessways, curb cuts, parking, drainage systems and facilities, landscaping, and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone and natural gas, if applicable, to the extent the same form a part of the Premises.

“Intangible Property” shall mean, with respect to each Facility, (i) all transferable or assignable governmental permits, including licenses and authorizations required for the construction, ownership and operation of all Improvements, including without limitation, certificates of occupancy, building permits, signage permits, liquor licenses, site use approvals, zoning certificates, environmental and land use permits (the fees for which have been fully paid) and any and all necessary approvals from state or local authorities and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to the Premises; (ii) plans, specifications, working drawings, studies, reports and surveys; (iii) warranties from manufacturers, contractors, architects, engineers, and material and labor suppliers whether written or implied and; (iv) guarantees held by the related Seller and/or its affiliates, but excluding such items which are held by Seller in order to permit it to operate such Facility in accordance with the terms of the Lease and its applicable Sublease and excluding the Excluded Assets.

“Land” shall mean all the collective real property described on the related Exhibit B (one of Exhibit B-1 through Exhibit B-12) attached hereto and incorporated herein. When the term “Land” is used with respect to a single Property, “Land” shall mean only that portion of the Land which comprises such Property.

“Landlord” shall mean Buyer in its capacity as landlord under the Lease.

“Lease” shall mean that certain Master Lease Agreement entered into at Closing between Buyer, as landlord, and Tenant, as tenant, pursuant to which Tenant (as tenant) shall lease the Properties from Buyer.

“Lender” shall mean Red Capital Mortgage, Inc. or any other lender which provides acquisition financing to Buyer.

“Loan” shall mean that certain loan from Lender to Buyer in an amount to be determined by Buyer and Lender between $72,000,000.00 and $75,000,000.00 secured by a first mortgage lien on the Properties.

“Manager” shall mean the “Manager” as defined in the introductory paragraph of this Agreement which has entered into Management Agreements with each Seller pursuant to which Manager manages each of the Facilities.

“Management Agreement” or “Management Agreements” shall mean individually or collectively the Management Agreement entered into between Manager and each Seller pursuant to which Manager has been hired to manage the applicable Facility.

“Option Agreement” shall have the meaning given in the Recitals.

“Option Facilities” shall have the meaning given in the Recitals.

“Partial Termination Event” shall have the meaning given in Section 5 hereof.

“Partial Termination Notice” shall have the meaning given such term in Section 5.

“Partial Termination Right” shall have the meaning given such term in Sections 5, 14 and 15.

“Permits” shall mean all governmental permits and approvals, including licenses and authorizations, required for the construction, ownership and operation of the Facility located on the applicable Premises, including without limitation healthcare regulatory licenses, skilled nursing facility licenses, residential care for the elderly licenses, assisted living licenses, occupational licenses and/or qualifications to do business, certificates of need, certificates of authority, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all necessary approvals from state or local authorities and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to the Premises and Facility.

“Permitted Exceptions” shall mean those title matters to which Buyer has consented to or been deemed to consent to pursuant to Section 6.3 hereof.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Plans” shall mean the final “as-built” plans for the Improvements, which are to be furnished by Sellers to Buyer pursuant to Section 8.1.1 of this Agreement.

“Pledge Agreement” shall have the meaning ascribed to that term in Section 7.1.

“Premises” shall mean with respect to each Facility, the Land and Improvements.

“Property” shall mean with respect to each Facility, all of the applicable Seller’s right, title and interest in and to the Land, Improvements, Appurtenant Easements, FF&E, the Contracts and the Intangible Property.

“Properties” is a collective reference to all twelve (12) Properties.

“Proprietary Information” shall mean (a) all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than that which is commercially available, which are used by any Seller or any Affiliate thereof in connection with the property management system and all future electronic systems developed by Sellers or any Affiliate thereof for use with respect to any Property, (b) all manuals, brochures and directives used by Sellers or any Affiliate thereof with respect to the procedures and techniques to be used in operating the Properties, and (c) employee records which must remain confidential either under applicable legal requirements or under reasonable corporate policies of Sellers or any Affiliate thereof.

“Purchase Price” shall have the meaning given that term in Section 3.

“Resident Agreements” shall mean the agreements entered into with the residents of a Facility by the applicable Seller, Manager or their Affiliates.

“Security Agreements” shall have the meaning given to that term in Section 7.1.

“Seller Parties” shall mean the Sellers, Manager, Eby and Tenant collectively, unless otherwise indicated.

“Seller Party Representative” shall mean Michael Eby who may deliver a notice or make an election in behalf of the Seller Parties under this Agreement.

“Service Licenses” shall mean the contracts or licenses entered into by a Seller or Manager with respect to the provision of services to the residents of a Facility.

“Sioux City II,” “Sioux City II Purchase Agreement,” “Sioux City II Facility,” and “Sioux City II Lease,” shall each have the meanings given such terms in the Recitals.

“Sioux City II Premises” shall mean the land and improvements with respect to the Sioux City II Facility.

“Sioux City II Sale Agreement” shall have the meaning given such term in the Recitals.

“Sublease” shall mean each sublease being entered into between Tenant as sublandlord and a Seller as subtenant for the sublease back to that Seller of the respective Property sold by that Seller to Buyer.

“Subtenant” shall mean each Seller in its capacity as subtenant under its respective Sublease; “Subtenants” refers to the Subtenants collectively.

“Subtenants Guaranty” shall have the meaning given that term in Section 7.1.

“Title Commitment” or “Title Commitments”, individually or collectively, shall have the meaning given in Section 6.1 hereof.

“Title Company” shall mean Fidelity National Title Insurance Company, located in Richmond, Virginia, which shall issue the owner’s policies of title insurance, as required hereunder.

“Wabash Mortgage” shall mean that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by the Wabash Owner in favor of Care, dated March 31, 2008, as the same may be assigned by Care to Buyer and amended by the “Wabash Mortgage Amendment” in connection with Closing to secure the obligations of Tenant under the Lease.

“Wabash Owner” shall mean Wabash Bickford Cottage, L.L.C.

“Wabash Premises” shall mean the land and improvements more particularly described in the Wabash Mortgage and relating to the assisted living facility in Wabash County, Indiana owned by Wabash Owner.

2. Purchase, Sale and Lease of Property. Subject to the terms, provisions and conditions set forth herein:

(a) Sellers hereby agree to sell and convey to Buyer and Buyer agrees to purchase from Sellers, all the Properties (consisting of a total of 12 Properties), each such Property consisting of one of the 12 Facilities described on Exhibit A attached hereto, together with the respective Seller’s right, title and interest in and to the Land, Improvements, Appurtenant Easements, FF&E, Contracts and Intangible Property pertaining to such Facility;

(b) Buyer hereby agrees to lease the Properties to Tenant and Tenant agrees to lease the Properties from Buyer pursuant to the terms of the Lease;

(c) Tenant hereby agrees to sublease each Property to the respective Seller of that Property and the Sellers respectively agree to sublease each Property from Tenant pursuant to the Subleases; and

(d) Eby, Manager and each Seller hereby agree to guaranty all obligations of Tenant under the Lease.

This Agreement is in further performance and satisfaction of the Option Agreement. In the event any of the provisions of this Agreement differ are in conflict with those contained in the Option Agreement, the provisions of this Agreement shall prevail. The parties acknowledge that Sellers and their Affiliates have provided Buyer with various due diligence information and other materials pursuant to the Option Agreement.

3. Purchase Price for Properties. The total and aggregate purchase price to be paid by Buyer to Sellers for the Properties (the “Purchase Price”) is One Hundred Million Eight Hundred Thousand Dollarts ($100,800,000.00). The Purchase Price is subject to any adjustments, apportionments and prorations set forth in Section 10 hereof and shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as Sellers shall direct. The Purchase Price is allocated among the Properties and the Sellers as set forth in Exhibit C attached hereto. Notwithstanding the allocation on Exhibit C, the Purchase Price has been negotiated on the basis of the purchase and sale of the portfolio of all twelve (12) Facilities as a group, and not on the basis of individual Facility purchase and sale transactions. In the event Buyer terminates this Agreement as to a particular property pursuant to the terms hereof, the Purchase price will be reduced by the amount allocated to that property as set forth in Exhibit C attached hereto. Notwithstanding the preceding sentence, the allocation on Exhibit C is included solely to the extent value must be allocated among the Facilities in accordance with partial termination, title insurance and real estate conveyance tax provisions of this Agreement, and nothing contained in this Agreement on Exhibit C shall negatively impact the treatment or construction of this Agreement or the Lease as a unitary transaction covering the portfolio of all twelve (12) Facilities as a group. The Purchase Price may be adjusted post-closing pursuant to the terms of the Earn Out Agreement. The cumulative value of the FF&E (to the extent constituting personal property or trade fixtures) and other personal property sold as a part of the Properties is less than ten percent (10%) of the Purchase Price and must be reasonably acceptable to Buyer at Closing.

4. Closing Date. The Closing shall take place on or before October 31, 2008, or such other date mutually agreed to by Buyer and Seller Parties (the “Closing Date”), in escrow with the Title Company, or at Buyer’s election, at the offices of Buyer’s attorney in Nashville, Tennessee at such time as is mutually acceptable to Buyer and Sellers, or at such other location mutually agreeable to the parties. The parties shall use reasonable efforts to have the Closing occur on or before June 30, 2008, but such date may be extended as necessary to October 31, 2008.

5. Termination and Partial Termination.

5.1 Termination. If any party (for this purpose, Seller Parties as one party and Buyer as the other party) has a right to terminate this Agreement prior to Closing under the terms of this Agreement and exercises that right to terminate this Agreement, then this Agreement shall automatically terminate upon notice of such exercise given to the other party, whereupon all parties shall thereupon be relieved of all further liability hereunder, except as otherwise expressly provided under this Agreement.

5.2 Termination Event. A “Termination Event” shall mean the occurrence after the Effective Date of any of the following events as to any Facility: (a) a material adverse change in or discovery concerning the environmental condition of any real property included in the

Properties or the business, operations or financial condition of the Buyer, the Seller Parties (collectively) or any Facility; (b) a Casualty Termination Event or Condemnation Termination Event shall occur; (c) any material lien or any material encumbrance is imposed upon any of the Facilities which will not be satisfied or removed at Closing; (d) any material due diligence information furnished by the Sellers or their Affiliates with respect to any of the Facilities proves to be untrue in any material respect; or (e) there is a material defect regarding the title (including survey matters) as to a particular Property that Buyer has objected to pursuant to Section 6.3, and which Sellers parties are unable or unwilling to cure/remove. Upon the occurrence of a Termination Event, subject to the terms of Section 14 as to a Condemnation Termination Event and Section 15 as to a Casualty Termination Event, Buyer shall have the right (“Termination Right”) to either: (i) terminate this Agreement as to all the Properties prior to Closing (“Agreement Termination Right”) by delivering notice thereof to Sellers and Tenant and thereupon this Agreement shall automatically terminate upon notice of such exercise given to the other party, whereupon all parties shall thereupon be relieved of all further liability hereunder, except as otherwise expressly provided under this Agreement or (ii) exclude the affected Facility and related Property (“Excluded Property”) from this Agreement (“Partial Termination Right”) by delivering notice thereof to Sellers and Tenant (“Partial Termination Notice”), and thereupon this Agreement shall terminate as to the Excluded Property, the parties shall thereupon be relieved of all further liability hereunder with respect to the Excluded Property, the Excluded Property shall be removed from the Lease and any other documents to be delivered at Closing (with the applicable rent and other provisions appropriately modified by reason of such removal), and the Purchase Price under this Agreement shall be adjusted as provided in the following sentence. Upon the exercise of a Partial Termination Event, the Purchase Price shall be reduced by the amount allocated to that Facility as set forth in Exhibit C. Notwithstanding the foregoing and unless otherwise agreed by Buyer and the Seller Parties, upon a Condemnation Termination Event or Casualty Termination Event, only the Partial Termination Right shall be applicable, and if the Termination Event is based on the material adverse change in the business, operations or financial condition of the Buyer or Seller Parties (other than of a particular Facility), then the Partial Termination Right shall not be applicable. If Buyer exercises any Partial Termination Right or other right so as to exclude more than two (2) Facilities or to terminate this Agreement as to more than two (2) Facilities, in the aggregate (i.e., so that there remain fewer than ten (10) Facilities in the Property to be conveyed at Closing), Seller Parties shall also have an Agreement Termination Right to terminate this Agreement prior to Closing by delivering notice thereof to Buyer within five (5) days after the conditions to this right occur, and if this Agreement Termination Right is not exercised by Seller Parties, and Buyer exercises any additional Partial Termination Right or other right so as to exclude another Facility or to terminate this Agreement as to more than three (3) Facilities, in the aggregate (i.e., so that there remain fewer than nine (9) Facilities in the Property to be conveyed at Closing), Seller Parties shall have an additional Agreement Termination Right to terminate this Agreement prior to Closing by deliverying notice thereof to Buyer within five (5) days after the conditions to this right occur. Upon exercise of any such Agreement Termination Right by Seller Parties, this Agreement shall automatically teminate upon notice of such exercise given to Buyer, whereupon all parties shall thereupon be relieved of all further liability hereunder, except as otherwise expressly provided under this Agreement. Buyer agrees to use reasonable efforts to keep Eby apprised of issues or matters that may constitute Termination Events and of Buyer’s intentions regarding the exercise of any Termination Right under this Agreement, as well as of material concerns expressed by the Lender which may result in the failure of Buyer to obtain the loans for Closing.

5.3 Effect of Termination on Payment of Fees and Expenses. Except as specifically set forth in this Agreement, the Seller Parties shall pay all out-of-pocket costs and expenses incurred by the Buyer in connection with the proposed purchase of the Properties, including the costs of due diligence review, regardless of whether or not the closing of the Properties occurs, including without limitation legal expenses, audit of the Facilities for the calendar year 2007, cash flow audit of the Facilities, third party due diligence reports such as structural, environmental, appraisal and third party consultants as well as surveys, title review and insurance, environmental and engineering reports, lien searches, title transfer taxes and recording fees. In the event that the closing of the Properties does not occur solely as a result of either (i) the Buyer arbitrarily refusing to complete the closing of the Properties after the Effective Date or (ii) the Buyer refusing to complete the closing of the Properties in good faith as a result of information obtained in the Buyer’s due diligence review that is not material to the operation of one or more Facilities: (A) the foregoing sentence shall not apply and each party shall pay its own fees and expenses, and (B) the Buyer shall, (1) to the extent not contractually restricted from doing so, return to the Sellers all third-party due diligence reports obtained by the Buyer and relating to the Sellers’ business and (2) refund to the Sellers an amount equal to the sum of the following: (A) any amounts previously paid by the Sellers to the Buyer as a deposit for fees and expenses in connection with this Agreement or the Option Agreement and not yet expended by the Buyer and (B) any amounts for fees and expenses in connection with this Agreement previously expended by the Sellers up to an amount equal to but not exceeding Fifty Thousand Dollars ($50,000). This Section shall survive a termination of this Agreement.

6. Title and Survey Matters.

6.1 Title Commitment. Buyer shall obtain for each Facility Premises, at Sellers’ expense: a commitment (the “Title Commitment” and collectively, the “Title Commitments”) for an ALTA Owner’s Title Insurance Policy (2006 Form) showing title to the applicable Premises in the respective Seller and proposing to insure Buyer in the amount of the Purchase Price allocated to that Facility Premises in Exhibit C and for the aggregate Purchase Price as to the Properties, issued by the Title Company. At closing, the Title Company shall commit to issue to the Buyer the owner title policies with all title endorsements requested by Buyer or Lender, specifically including, but not limited to: survey, zoning, comprehensive, access and contiguity.

6.2 Survey. Sellers shall obtain and provide to Buyer a current “as-built” survey for each Facility Premises (the “Survey” and collectively, the “Surveys”) with the seal and signature thereon of an engineer or surveyor registered in the State in which the applicable Facility Premises is located, which Survey shall, except as waived by Buyer or the Title Company (a) include and show the metes and bounds description of the Premises, (b) be certified to the respective Seller, Lender, Tenant, Buyer and the Title Company in a manner satisfactory to all such parties, (c) show the location and dimension together with recording information of all easements which encumber or are appurtenant to the Premises, and whether the same are encroached upon by the Improvements or shall interfere with the use of, or access to, the Premises and the Improvements, or cross the property of others in the absence of properly recorded easements therefor, (d) show the location and dimension of the Improvements

(including the location and number of any parking spaces), (e) indicate whether there exists any violation of height and building restrictions and setback and parking requirements, (f) be accompanied by a certificate from the surveyor in a form reasonably acceptable to Buyer, (g) comply with the most recent ALTA /ACSM minimum standards and any optional items from Table A required by Buyer, and (h) the survey certification shall be dated not earlier than sixty (60) days prior to the Effective Date (except to the extent earlier surveys are accepted by the Title Company, Buyer and Lender.

6.3 Title and Survey Objections. If Buyer objects to any matter relating to the Title Commitments or Surveys, Buyer may give notice to Seller Parties specifying such objections not later than thirty (30) days after the Effective Date (the “Title/Survey Objection Date”). If Buyer does make written objection, then Seller Parties shall notify Buyer in writing whether Seller Parties will cause the removal of any such matters from title or the Surveys, as the case may be; provided, however, that except with respect to monetary liens or monetary encumbrances (which must be paid from the sales proceeds and released of record at Closing or provision made for delayed receipt of release documents as may be satisfactory to the Title Company, Buyer and Lender), Sellers shall be under no obligation to cause the removal of such matters. If Seller Parties elect not to cause such matters to be removed, or fail to provide Buyer with a notice within five (5) days after receipt of Buyer’s objections that Seller Parties will or will not cause the removal of such matters, then Buyer (i) may, provided a Termination Event as defined in Section 5.2(e) has occurred, exercise a Partial Termination Right as to the affected Property or Properties, or if there is more than one Property suffering from a material title or survey defect, terminate this Agreement as to all the Properties at Buyer’s election, all in the same manner as provided in Section 5.2 with respect to an Agreement Termination Right or Partial Termination Right, as the case may be, or (ii) may elect, by written notice given to Seller Parties, to take title to the Properties as it then is without any set-off or deduction of any kind against the Purchase Price. If Seller Parties do not receive written notice of Buyer’s election to terminate this Agreement within ten (10) days after Buyer’s receipt of such notice from Seller Parties (or the expiration of the ten (10) day period, as the case may be), then Buyer shall be conclusively presumed not to have elected to take title as it then is, and this Agreement shall terminate. In the event that Seller Parties elect to cure any title or survey matter to which Buyer has objected, then the parties agree to postpone the Closing Date for a reasonable period, not to exceed thirty (30) days, if required to enable Seller Parties to complete the cure of such matter. The parties agree to discuss any survey or title objections identified by Buyer hereunder and to use reasonable efforts to resolve such issues.

7. Agreed Documents for Execution at Closing and Sioux City II Sale Agreement. Attached hereto are forms of the Major Documents (as defined below) required for Closing on which the parties are in substantial agreement. Within fifteen (15) days after the date hereof (“Document Form Date”), the parties agree to finalize the form of the Major Documents in good faith and in a mutually acceptable manner, and if the parties are not able to agree upon the final form of any of the Major Documents by the Document Form Date, either Buyer or Seller Parties may terminate this Agreement by notice to the other. The parties shall confirm their agreement upon the final forms of the Major Documents and the Other Forms (as defined below), by attaching such forms as exhibits to this Agreement and confirming such addition by consent or amendment, executed by the parties. At Closing the Major Documents shall be executed and delivered in the final form as so agreed, with all schedules, exhibits and blanks for each such document completed as appropriate and in a mutually acceptable manner, and with only such changes thereto as are mutually agreeable to the parties thereto. With respect to the Other Forms, to the extent that such form documents are not attached as exhibits to this Agreement as of the Effective Date, the parties agree that the forms hereafter to be attached as exhibits to this Agreement shall be substantially similar to the comparable documents executed and delivered by Care and Sioux City II at the closing under the Sioux City II Purchase Agreement, as appropriate and as applicable. The parties agree to finalize the form of the Other Forms (although not the separate forms adapted for each Facility) not later than the Document Form Date. Thereafter, for execution and delivery in connection with Closing, the Other Forms will be appropriately completed for each Facility and modified as appropriate for the applicable jurisdiction in which the Facility is located to comply with the laws or conveyance practices of the applicable Facility State. Buyer and Seller Parties also agree to negotiate in good faith the terms of, and Care and Sioux City II shall execute and deliver, the Sioux City II Sale Agreement on or before the Document Form Date.

7.1 Major Documents. The “Major Documents” are the following:

(1) Master Lease Agreement (“Lease”) in the form attached as Exhibit E-1 hereto;

(2) Earn Out Agreement between Buyer and Seller Parties in the form attached as Exhibit E-2 hereto (“Earn Out Agreement”);

(3) The Guaranty of Lease by each of Manager and Eby of Tenant’s obligations under the Lease, in the forms attached as Exhibit E-3 hereto (collectively, “Guaranty”);

(4) The Subtenants Guaranty of Lease by Subtenants of Tenant’s obligations under the Lease, in the form attached as Exhibit E-4 hereto (“Subtenants Guaranty”);

(5) Security Agreements by Tenant and Subtenants in favor of Buyer, as Landlord, granting a first priority security interest in certain items of Tenant’s and Sellers’ personal property, in the forms attached as Exhibit E-5 hereto (“Security Agreements”).

(6) Pledge Agreement by Eby in favor of Buyer (replacing the Pledge Agreement delivered by Eby to Care in connection with the Sioux City II Lease) in the form attached as Exhibit E-6 hereto, including a release by Care of the prior pledge of equity interests in those Sellers whose minority equity interests were pledged pursuant to the original pledge agreement, and an assignment by Care of all its remaining rights and interests under the Pledge Agreement to Buyer (“Pledge Agreement”).

(7) The “Additional Collateral Amendments” consisting of: (a) Amendment to the Wabash Mortgage so as to secure Tenant’s obligations under the Lease (Buyer confirms that Care shall assign Care’s interest as mortgagee under the Wabash Mortgage to Buyer either prior to the Amendment or as part of such Amendment); and (b) amendment of the existing Indemnity or replacement Indemnity with respect to the maximum amount of the mortgage lien security of the existing first mortgage on the Wabash Premises (“Wabash Indemnity”), which Wabash Indemnity shall be executed by some or all of the Seller Parties as indemnitors (as required by Buyer) in favor of Buyer, but individuals on the existing Indemnity shall be released at Closing — forms to be mutually agreed upon by the Document Form Date and attached as Exhibits E-7 and E-8.

7.2 Other Forms. The “Other Forms” are the following and are applicable for each Facility:

(1) Form of Deed (“Deed”) as attached in Exhibit F-1;

(2) Form of Sublease (“Sublease”) as attached in Exhibit F-2;

(3) Form of Warranty Bill of Sale (“Warranty Bill of Sale”) as attached in Exhibit F-3;

(4) Form of Assignment of Intangible Property (“Assignment of Intangible Property”) as attached in Exhibit F-4.

(5) Form of Assignment of Contracts (“Assignment of Contracts”) as attached in Exhibit F-5.

(6) Form of Memorandum of Lease (“Memorandum of Lease”) as attached in Exhibit F-6.

(7) Form of Memorandum of Sublease (“Memorandum of Sublease”) as attached in Exhibit F-7.

(8) Form of Assignment and Subordination of Management Agreement (“Assignment and Subordination of Management Agreement”) as attached in Exhibit F-8.

8. Conditions to Close.

8.1 Conditions to Buyer’s Obligation to Close. Buyer’s obligation to purchase the Property and enter into the Lease on the Closing Date is subject to the satisfaction of the following contingencies and conditions in the manner herein specified:

8.1.1

Facility Information. Seller Parties shall have delivered, or cause to be delivered, to Buyer not later than five (5) days after the Effective Date, to the extent in existence as of the Effective Date, with respect to each of the Facilities:

(1) With regard the Premises of each Facility, copies of any and all tests, surveys, examinations, plans, appraisals, permits, licenses, environmental studies or reports and other studies or investigations which the Seller Parties may have in its possession or control;

(2) Copies of a current letter or certificate from an appropriate municipal, county or other governmental representative confirming the zoning classification for the Premises, that the use and operation of the Premises for the applicable Seller’s current use is in compliance with the applicable zoning ordinance, and a final recorded plat approved by the applicable governmental authority or other acceptable evidence confirming that the Land is a legally subdivided parcel;

(3) Final “as-built” Plans for the Improvements;

(4) Copies of all Permits, including without limitation, a certificate of occupancy and an operating permit or license for the use and occupancy of the Premises;

(5) Copies of all Contracts;

(6) Copies of all warranties and guaranties pertaining to the Improvements, specifically including the manufacturer’s roof membrane warranty issued with respect to the buildings comprising the Improvements;

(7) The most current title commitment or title policy issued prior to the Effective Date, together with all exceptions and appurtenances to title referred to in such title commitment or title policy for the Premises;

(8) A copy of the most recent tax bill (and paid receipt therefor) with respect to ad valorem real property taxes and assessments levied or assessed with respect to the Premises;

(9) Additional matters reasonably requested by Buyer; and

(10) Termite letters for each Property acceptable to Buyer in Buyer’s sole discretion and Lender in Lender’s sole discretion.

8.1.2

Due Diligence Completion Date. Not later than thirty (30) days after Seller Parties have delivered to Buyer the materials required by Section 8.1.1 and Buyer has obtained or Seller Parties have delivered to Buyer the diligence information referenced below (the end of such thirty (30) day period being the “Due Diligence Completion Date”), Buyer shall have approved or otherwise satisfied itself regarding the condition and status of the Properties, as evidenced by written notice from Buyer to Sellers, specifically including, but not limited to, the following:

(1) The zoning of each of the Facility Premises and such Premises’ compliance with applicable zoning and subdivision laws, including without limitation the documents which Seller is required to furnish Buyer pursuant to Section 8.1.1 above.

(2) Any proposed exceptions and appurtenances to title which are intended to be of record as of the Closing Date with respect to the Facility Premises.

(3) Buyer and Sellers shall have mutually agreed upon the schedules of FF&E to be conveyed to Buyer at Closing.

(4) Buyer shall have approved the Plans which Seller is required to furnish to Buyer pursuant to Section 8.1.1 above.

(5) Buyer shall have approved the Permits, warranties and guaranties copies of which Seller is required to furnish to Buyer pursuant to Section 8.1.1 above.

(6) Buyer shall have received evidence that legally sufficient parking is available on the Premises for each Facility without the benefit of any parking easements created on adjacent property to comply with applicable zoning requirements.

(7) Buyer shall have obtained and approved an appraisal for each Property.

(8) Buyer shall have obtained and approved a current environmental assessment of the Premises for each Facility.

(9) Buyer shall have otherwise determined, in its sole and absolute discretion, that the Properties are satisfactory to Buyer.

(10) The purchase of the Properties by the Buyer shall have been approved by the Board of Directors of Buyer.

8.1.3	Additional Conditions as of the Closing Date: As of the Closing Date, Buyer shall have satisfied itself with the following contingencies and conditions:

(1) Seller Parties shall have delivered to Buyer all third party consents, approvals and releases necessary or required to allow the respective parties to enter into the documents to be executed at Closing, including the Additional Collateral Amendments.

(2) Those items obtained and approved by Buyer pursuant to Section 8.1.2 shall: (a) continue to accurately reflect the condition or status of the Properties in all material respects as of the Closing Date and/or (b) shall be true, correct and complete in all material respects on and as of the Closing Date.

(3) Seller shall be the owner of the fee simple interest in the Properties for each Premises, free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matters consented to in writing by Buyer.

(4) The covenants, representations and warranties of Seller Parties set forth in Section 13.1 hereof shall be true, correct and complete in all material respects on and as of the Closing Date.

(5) No Seller Party shall, at any time prior to Closing, file or have filed against it a petition seeking relief under the bankruptcy or other similar laws of the United States or any state thereof.

(6) Buyer shall have received as to each Facility a Title Commitment for the Premises “marked-up” and effectively dated as of the Closing including all endorsements requested by Buyer or Lender, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to Buyer an original owner’s policy of title insurance in the allocated amount of the Purchase Price for each Facility, and collectively, in the aggregate amount of the Purchase Price, subject only to the Permitted Exceptions, and subject only to any requirement of the Title Company, if any, that Buyer be qualified to do business in the applicable state.

(7) Buyer shall have received a commitment of the Title Company to endorse Care’s mortgagee policy, when issued, to insure the Wabash Mortgage, as amended by the Amendment to Wabash Mortgage, in favor of Buyer in an amount and form reasonably satisfactory to Buyer.

(8) Buyer shall have received the items to be delivered to Buyer pursuant to Section 9.1 below.

(9) All material and applicable Permits and other authorizations necessary for the current use, occupancy and operation of the Properties shall be in full force and effect.

(10) Arrangements that are reasonably satisfactory to Buyer shall have been implemented to assure Buyer that, to the extent allowed by applicable law, Sellers will have the benefit of any Permits, certificates or licenses and Sellers shall cooperate and use their commercially reasonable efforts to continue the use of the Permits or complete the transfer and assignment of the Permits by Sellers, whichever is applicable. This Subsection (10) shall survive the Closing for a period of twelve (12) months.

(11) The security deposit required under the Lease shall have been received by Buyer.

(12) Arrangements reasonably acceptable to Buyer, Lender and Seller Parties have been made for establishment of the “Reserve” account required under the Lease, and if a tax or insurance escrow account or other reserve account is required by the Lender at Closing, then also such account.

(13) Buyer shall have agreed upon which contracts, agreements and/or leases are included in the “Contracts” that will survive Closing.

(14) Buyer shall have closed the Loan with Lender, provided it shall be Buyer’s obligation to use its good faith efforts to close its Loan with Lender in order to proceed with the Closing hereunder.

(15) Care and Sioux City II shall close under the Sioux City II Sale Agreement simultaneously with the Closing hereunder.

(16) Buyer and/or Lender shall have received legal opinions from Sellers’ counsel and/or local counsel in a form acceptable to Buyer and Lender in their sole discretion.

8.14

Buyer’s Termination Rights. If the foregoing contingencies in Section 8.1.1 and Section 8.1.2 are not satisfied by the Due Diligence Completion Date, then, in addition to any rights afforded by Section 16 of this Agreement, Buyer shall be entitled to terminate this Agreement by delivering written notice thereof to Seller Parties on or before the Due Diligence Completion Date in accordance with and subject to the provisions of Section 17 below, whereupon this Agreement shall terminate and become null and void and all parties hereto shall be relieved of all obligations hereunder, except under those provisions which specifically survive the termination hereof. If the foregoing contingencies in Section 8.1.3 are not satisfied on or prior to the Closing Date, then, in addition to any rights afforded by Section 16 of this Agreement, Buyer shall be entitled to terminate this Agreement by delivering written notice thereof to Seller Parties on or before the Closing Date in accordance with and subject to the provisions of Section 17 below, whereupon this Agreement shall terminate and become null and void and all parties hereto shall be relieved of all obligations hereunder, except under those provisions which specifically survive the termination hereof.

8.2

Conditions to Sellers’ Obligation to Close. The obligation of Sellers to convey and transfer to Buyer the Properties on the Closing Date and of Tenant to enter into the Lease is subject to the satisfaction or written waiver by Seller Parties of the following conditions precedent on and as of the Closing Date:

(1) The representations and warranties made by Buyer pursuant to Section 13.2 hereof shall be true, correct and complete in all material respects on and as of the Closing Date.

(2) Buyer shall have performed all covenants and agreements and delivered all documents required by this Agreement to be performed or delivered by it on or before the Closing Date and shall have paid the Purchase Price.

(3) Buyer shall have delivered the documents set forth under Section 9.2.

(4) Buyer shall have delivered copies of applicable resolutions or certificates as Seller may reasonably require or as the Title Company may require and such other documents reasonably required to consummate the transactions contemplated herein.

(5) Buyer shall not, at any time prior to Closing, file or have filed against it a petition seeking relief under the bankruptcy or other similar laws of the United States or any state thereof.

(6) Arrangements reasonably acceptable to Buyer and Seller Parties have been made for establishment of the tax and insurance account(s) and “Reserve” account required under the Lease.

(7) Prior to Closing, Care shall have consented to the transfer by Eby to Tenant of the membership interests in Ames Bickford Cottage, L.L.C., Burlington Bickford Cottage, L.L.C., Marshalltown Bickford Cottage, L.L.C., and Urbandale Bickford Cottage, L.L.C.

(8) Care and Sioux City II shall close under the Sioux City II Sale Agreement simultaneously with the Closing hereunder.

If the foregoing contingencies in this Section 8.2 are not satisfied, then, in addition to any rights afforded by Section 16 of this Agreement, Seller Parties shall be entitled to terminate this Agreement by delivering written notice thereof to Buyer in accordance with and subject to the provisions of Section 17 below, whereupon this Agreement shall terminate and become null and void and all parties hereto shall be relieved of all obligations hereunder, except under those provisions which specifically survive the termination hereof.

8.3

Payment of Costs upon Termination. In the event Buyer properly terminates this Agreement as provided herein, Seller Parties agree to pay all of Buyer’s costs, fees and expenses, including Buyer’s legal fees, subject to the terms and conditions of Section 5.3 hereof.

9. Deliveries at Closing. At Closing the parties shall deliver to each other the documents and items indicated below:

9.1 Seller Parties Deliveries. At Closing the Seller Parties shall deliver, or cause to be delivered, to the Title Company as the closing agent, or to Buyer, as appropriate, the documents and items indicated below:

(1) As to the owner’s title policies related to each of the Facility Premises, an appropriate “Owner’s Affidavit” or other acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession and other encumbrances other than the Permitted Exceptions naming both Buyer and Title Company as benefited parties, so as to enable Title Company to delete the “standard” exceptions for such matters and otherwise insure any “gap” period occurring between the Closing and the recordation of the closing documents;

(2) A duly executed Deed with respect to each of the Facility Premises subject to no exceptions other than the Permitted Exceptions, each to be substantially in the form of the Deed attached to this Agreement as Exhibit F-1, adjusted to comply with the requirements of the applicable state in which the Facility Premises is located, and otherwise in form and content mutually agreeable to the parties, and approved by the Title Company;

(3) The Additional Collateral Amendments and Pledge Agreement, each duly executed by the appropriate parties (other than Buyer, as Landlord, or Care);

(4) An Assignment of Intangible Property in favor of Buyer with respect to each Property, duly executed by the applicable Seller, together with all of the documents assigned thereby;

(5) An Assignment of Contracts in favor of Buyer with respect to each Property, duly executed by Seller (or the current operator of the Property, as applicable), together with all of the Contracts assigned thereby;

(6) Four (4) counterparts of the closing statement (“Closing Statement”), duly executed by Sellers and Tenant;

(7) An appropriate FIRPTA Affidavit or Certificate for each Seller evidencing that Sellers are not foreign persons or entities under Section 1445(f)(3) of the Internal Revenue Code, as amended;

(8) A Warranty Bill of Sale conveying to Buyer title to the FF&E with respect to each Property, duly executed by the applicable Seller;

(9) Certified copies of applicable resolutions and certificates of incumbency with respect to the Seller Parties and the Wabash Owner and such other related parties involved in the transaction as Buyer or Title Company may reasonably require;

(10) The Lease, duly executed by Tenant, as tenant, and Sellers, as Subtenants;

(11) A Memorandum of Lease prepared for each Facility Premises for recording in the county in which the applicable Facility Premises is located, but referencing the lease of all the Facilities, duly executed by Tenant, as tenant (collectively, the “Memoranda of Lease”);

(12) A Closing Certificate, in form acceptable to Buyer, duly executed by the Seller Parties certifying the applicable organizational documents of the Seller Parties attached thereto;

(13) An Opinion of Sellers’ and Tenant’s Counsel, acceptable to Buyer and Lender;

(14) An Assignment and Subordination of Management Agreement, with respect to each of the Facilities, duly executed by Manager, as manager of the operations of the Properties;

(15) The Guaranty, duly executed by Eby and Manager;

(16) The Subtenants Guaranty, duly executed by all the Subtenants;

(17) Copies of the executed Subleases;

(18) All certificates of insurance which are required by the Lease to be furnished by the Tenant to the landlord;

(19) Security Agreements, duly executed by Tenant and all Subtenants, replacing the Security Agreement previously executed by Sioux City II in favor of Buyer as Landlord;

(20) The Earn-Out Agreement, duly executed by the Seller Parties;

(21) A Closing Certificate, in form acceptable to Buyer, duly executed by the Seller Parties certifying, in part, that all of the covenants, representations and warranties of Seller Parties set forth in Section 13.1 herein shall be true, correct and complete in all material respects on and as of the Closing Date;

(22) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement, including those (if any) required to be delivered by Seller Parties pursuant to Section 8.1 above.

9.2 Buyer Deliveries. At Closing, Buyer shall deliver to the Title Company or Seller, as appropriate, the documents and items indicated below:

(1) The Purchase Price, less all the deductions, prorations, and credits provided for herein;

(2) The Additional Collateral Amendments and Pledge Agreement, each duly executed by Buyer and Care;

(3) An Assignment of Intangible Property with respect to each Property, duly executed by Buyer, as assignee;

(4) An Assignment of Contracts with respect to each Property, duly executed by Buyer;

(5) Four (4) counterparts of the Closing Statement, duly executed by Buyer;

(6) The Lease for the Properties, duly executed by Buyer, as Landlord;

(7) The Memoranda of Lease, duly executed by Buyer, as Landlord;

(8) An Assignment and Subordination of Management Agreement, with respect to each of the Facilities, duly executed by Buyer,

(9) Releases of the Guaranties delivered by Mike Eby, Joe Eby and Andy Eby in connection with the Sioux City II Purchase Agreement, duly executed by Care;

(10) Consent by Buyer, as Landlord, to the Subleases;

(11) Security Agreements, duly executed by Buyer;

(12) The Earn Out Agreement, duly executed by Buyer;

(13) Termination of the dividend cash distribution agreement previously delivered to Care by Eby with respect to the Muscatine and Lincoln Facility Seller entities, duly executed by Care, and termination or modification of any other additional collateral delivered in connection with the Sioux City II Purchase Agreement not intended by the parties to continue as Additional Collateral (as defined under the Lease) after the Closing;

(14) Return of the letter of credit delivered as a security deposit in connection with the Sioux City II Lease;

(15) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement, including those (if any) delivered by Buyer or Care pursuant to Section 8.2 above.

10. Closing and Other Costs, Adjustments and Prorations. The closing costs shall be allocated and other closing adjustments and prorations made between Seller Parties and Buyer as follows:

10.1 Seller Parties shall be charged with the following items, all of which, shall be paid by Seller at the Closing: (i) all real estate conveyance taxes imposed by state or local authorities (including those transfer taxes customarily paid by a grantee), all other transfer taxes, if any, imposed in connection with the transfers contemplated hereby, and all recording charges; (ii) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Properties as herein provided, including, without limitation, the payoff of any existing mortgage loans secured by the Properties, and any prepayment penalties or fees incurred in connection therewith; (iii) the cost of the architect’s and engineer’s certificates required hereunder; (iv) legal fees and expenses of Seller Parties; (v) fees and expenses of Buyer’s counsel; (vi) recording costs for the Deeds, Memoranda of Lease, and Wabash Mortgage Amendment; (vii) the cost of the owner’s policies of title insurance and endorsement of the mortgagee title policy with respect to the Wabash Mortgage as contemplated herein; (viii) Buyer’s third-party inspection, review and other acquisition costs, including, but not limited to, the MAI appraisals, the as-built surveys, the environmental assessments, the architect’s inspections and the engineer’s inspections as to the Premises for each of the Facilities; and (ix) all out-of-pocket costs and expenses incurred by Buyer in connection with the negotiation and purchase, including due diligence review of the Properties, including all legal fees and other expenses incurred in the documentation of said purchase. Seller shall be responsible for the payment of all costs, fees and expenses associated with items (iii), (v), (vii), (viii) and (ix) even if Buyer doesn’t close the purchase of the Properties.

10.2 Intentionally Deleted.

10.3 Certified, confirmed and ratified special assessment liens as of the Closing Date are to be paid by Sellers. Seller Parties shall also pay and be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to any prior use of the Premises or any improper or inadequate assessment of the Premises for the period prior to the Closing, which obligation shall expressly survive the Closing, and be deemed an obligation of Tenant and Subtenants under the Lease if not due and payable or paid on or prior to the Closing Date.

10.4 Any amounts that may become due under this Section 10 shall be paid at Closing as can best be determined, except as otherwise provided below with respect to real estates. A post-Closing reconciliation of pro-rated items shall be made within sixty (60) days after Closing and any amounts due at that time shall be promptly forwarded to the respective party in a lump sum payment. Any additional amounts that may become due after such determination shall be forwarded at the time they are received. Any amounts due under this Section 10 which cannot be determined within sixty (60) days after Closing shall be reconciled as soon as such amounts can be determined. Sellers agrees that Buyer shall have the right to audit the records of Seller in connection with any such post-Closing reconciliation. Buyer agrees that Seller shall have the right to audit the records of Buyer in connection with any post-Closing reconciliation. Notwithstanding any terms in this paragraph to the contrary, if the total amounts due are $1,000.00 or less, no post-Closing reconciliation will be required.

10.5 No proration is being made as to utilities, rents, real estate taxes or other costs as the Lease being executed at Closing is a net lease and Tenant is obligated to pay all such costs. The parties further acknowledge that real estate taxes in each of the states in which the Facilities are located are payable in arrears. All real estate taxes that are due and delinquent if not paid by the Closing Date shall be paid by Sellers at or prior to Closing; with respect to real estate taxes becoming due or delinquent after Closing, pursuant to the Lease and Subleases, Tenant and Sellers as Subtenants shall be obligated to pay such real estate taxes as they become due and prior to delinquency, even though such real estate taxes may be attributable to a period prior to the commencement date of the Lease. If required by the Lender at the time of Closing, but not otherwise, a tax and/or insurance escrow account shall be established pursuant to the Lease to provide funds to pay real estate taxes or insurance premiums as they become due. The Lease will acknowledge that Tenant is responsible for the payment of those items referenced in this Section 10.5 even if said expenses occurred prior to the effective date of the Lease.

11. Inspections. Subject to the rights of any tenant or other party lawfully in occupancy, Buyer, through its agents, employees and independent contractors shall have the right from time to time prior to the Closing Date, upon prior notice to Seller Parties, to enter the Premises of a Facility for the purpose of inspecting the same and performing environmental and other tests thereon. Buyer shall indemnify and hold harmless Sellers and Sellers’ contractors, agents, employees and Affiliates from and against any claims, losses, damages and costs arising out of any inspection of and testing at the Premises by Buyer, its contractors, agents and representatives. Buyer shall not, and shall not permit its contractors, agents or representatives to, disrupt Sellers’ activities at the Properties.

12. Title to Property; State of Title to be Conveyed. At the Closing, Buyer shall receive fee simple title to the Premises for each of Facilities and good and marketable title to the other items included in the Properties, free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matter consented to in writing by Buyer.

13. Covenants, Representations and Warranties.

13.1 Sellers Representations. In order to induce Buyer to enter into this Agreement and purchase the Property, and subject to any exceptions set forth in Schedule 13.1 to this Agreement, each Seller with respect to itself and its respective Property and Tenant with respect to itself, as applicable, make the following covenants, agreements, representations and warranties, all of which shall survive the Closing and the purchase and sale of the Property for twelve (12) months. Any statements in this Agreement of a Seller or Tenant “to the best of Seller’s (or Tenant’s) knowledge or “to the Seller’s (or Tenant’s) knowledge” or “knowledge of” shall refer to the actual knowledge of the following executive officer(s) of Eby: Michael Eby, Joseph A. Eby, Brian Heinrichs and each on-site Facility manager:

(1) Seller, Tenant, and any related entity which is a party to a closing document, has obtained, or will obtain prior to Closing, all necessary authorizations, consents and releases to enable it to execute and deliver this Agreement and all closing documents contemplated herein, and to consummate the transaction contemplated hereby.

(2) Seller holds, or will hold at the time of Closing, fee simple title to the Facility Premises, free of all liens, assessments and encumbrances except for the Permitted Exceptions and any matters consented to in writing by Buyer, and liens and encumbrances which will be paid and discharged or otherwise released at or prior to the Closing. Neither Seller nor Tenant has knowledge of any condition or state of facts which would preclude, limit or restrict the business operations contemplated, pursuant to the terms of the Lease, to be conducted by Tenant or Seller at the Premises.

(3) Seller has good and marketable title to the FF&E with respect to the Property.

(4) Except for construction warranties with respect to the Improvements and the Contracts, there are no service or maintenance contracts affecting the Property to which Buyer will be bound upon Closing.

(5) The Facility Premises and the proposed use thereof by Tenant and Subtenant and the condition thereof do not violate in any material respect as to a particular Facility any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation, any building code or fire code applicable to such Premises, or any other applicable federal, state or federal laws, regulations or codes (collectively, “Applicable Laws and Restrictions”), and are not designated by any governmental agency to be in a flood plain area. Seller has, on or before the Effective Date, provided written notice to Buyer of any continuing, alleged or potential violations of Applicable Laws and Restrictions known to Seller.

(6) There is no pending or, to Seller’s or Tenant’s knowledge, threatened litigation or other proceeding affecting the title to or the use or operation of the Facility Premises.

(7) Neither Seller nor Tenant is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller and Tenant shall certify its respective taxpayer identification number at Closing.

(8) To the best of Seller’s knowledge, there are no federal, state, county or municipal plans to restrict or change access from any highway or road to the Facility Premises.

(9) With respect to each separate Property, the Land underlying such Property is a separate parcel for real estate tax assessment purposes.

(10) All of the financial data regarding the construction, ownership and operation of the Property that Seller has provided, or caused to be provided, to Buyer is true, complete and correct in all material respects.

(11) To the best of Seller’s knowledge, the Improvements are in good structural condition and repair and are suitable for the purposes currently being used and have been constructed in accordance with (i) the Plans and (ii) applicable building codes, laws and regulations in a good, substantial and workmanlike manner.

(12) As of the Closing, there will be in effect all material Permits and other authorizations necessary for the then current use, occupancy and operation of the Property.

(13) Except as previously disclosed by Seller to Buyer in writing, no Hazardous Materials are, will be, or to the best of Seller’s knowledge, have been, stored, treated, disposed of or incorporated into, on or around the Facility Premises in violation of any applicable statutes, ordinances or regulations; the Facility Premises is in material compliance with all applicable environmental, health and safety requirements; any business currently or, to the best of Seller’s knowledge, heretofore operated on the Facility Premises has disposed of its waste in accordance with all applicable statutes, ordinances and regulations; and Seller has no notice of any pending or, to the best of Seller’s knowledge, threatened action or proceeding arising out of the condition of the Facility Premises or any alleged violation of environmental, health or safety statutes, ordinances or regulations.

(14) As of the Closing Date, the Facility Premises complies in all material respects with the Americans with Disabilities Act and all related and applicable laws, rules, regulations and/or orders governing or relating to accessibility.

(15) Neither Seller nor Tenant has received any written notice of any investigation, audit, survey, action or proceeding whether pending or threatened, that (a) questions the validity of this Agreement or the Lease or any action taken or to be taken pursuant hereto, or (b) may subject the Property to a material liability which is not covered by insurance, whether or not Buyer is indemnified by Seller or Tenant with respect to the same, (c) involves condemnation or eminent domain proceedings against any material part of the Facility Premises, or (d) any other claim, litigation or regulatory action pending or threatened.

(16) As of the Closing Date, to the best of Seller’s knowledge, all permits, licenses and approvals required by any governmental or quasi-governmental, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, operation, leasing, maintenance or use of the Property or any part thereof, will have been issued, are past all appeals periods and are valid and in full force and effect and no provision, condition or limitation of any of the same has been breached or violated.

(17) Seller specifically acknowledges and understands that where Seller knows of any fact(s) materially affecting the value or desirability of the Property, whether said fact(s) is/are readily observable or not, Seller hereby assumes and accepts a duty to disclose said fact(s) to Buyer. To Seller’s knowledge, no representation or warranty of Seller in this Agreement contains any untrue statement of material fact or omits a material fact, the significance of which is known to Seller, that is necessary, in light of the circumstances under which it is made, to make the statements contained therein not misleading.

(18) No person or entity other than the Seller Parties and the residents of each Property has (i) any right or option to acquire all or any portion of the Property, or (ii) any tenancy or other interest or right of occupancy in or with respect to all or any portion of the Property.

All of the representations, warranties and agreements of Sellers set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement and shall be reaffirmed and repeated in writing at and as of the Closing Date, but not subsequent to the Closing Date, and shall survive the Closing Date for twelve (12) months, provided, however, the representations, warranties and agreements contained in Section 13.1 above shall survive for a period of time after Closing equal to the expiration of any applicable statute of limitations as to a claim regarding said representations, warranties and agreements.

13.2 Buyer Representations. In order to induce Seller Parties to enter into this Agreement and to induce Sellers to sell the Property, Buyer makes the following covenants, agreements, representations and warranties, all of which shall survive the Closing and the purchase and sale of the Property for twelve (12) months:

(1) Buyer is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority under the laws of the State of Delaware and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(2) Buyer has taken, or will have taken prior to the Closing Date, all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery hereof, this Agreement shall constitute the valid and binding agreement of Buyer.

(3) To the extent that, in connection with its inspections prior to the Closing Date, Buyer or its representatives damages or disturbs any of the Facility Premises, Buyer shall return such Premises to substantially the same condition which existed immediately prior to such damage or disturbance.

(4) Buyer has not received any written notice of any investigation, action or proceeding whether pending or threatened, that questions the validity of this Agreement or the Lease or any action taken or to be taken pursuant hereto.

13.3 Covenants of Care. Care is executing this Agreement to confirm its willingness to execute, at or prior to Closing and for the purpose of permitting Closing to occur, those documents identified in this Agreement as requiring its signature, and otherwise to co-operate with the Buyer and Seller Parties as contemplated by this Agreement.

14. Eminent Domain. If prior to the date of the Closing, Seller Parties acquire knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of the Facility Premises under the power of eminent domain, then Seller Parties shall immediately give notice thereof to Buyer. If such condemnation would otherwise give Tenant the option to reduce or abate rent or terminate the Lease as to such Facility Property (a “Condemnation Termination Event”), then Buyer may exercise a Partial Termination Right as to the applicable Facility Property (i.e. an Excluded Property) by notice thereof given to Seller Parties within ten (10) days after the date Seller Parties notify Buyer of the pending or threatened condemnation proceeding; the partial termination shall have the effect as provided in Section 5.2 hereof as to the Excluded Property and the Purchase Price. If such condemnation would not otherwise give Tenant the option to reduce or abate rent or terminate the Lease, or if it gives Tenant such option and Tenant waives such option in writing, then the applicable Seller or Tenant will promptly commence the reconstruction and the parties shall proceed with the Closing in accordance with, and subject to, the terms hereof.

15. Casualty. If prior to the date of the Closing, any of the Facility Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall immediately give notice thereof to Buyer. If such casualty would otherwise give Tenant the option to reduce or abate rent or terminate the Lease (a “Casualty Termination Event”), then Buyer may exercise a Partial Termination Right as to the applicable Facility Property (i.e. an Excluded Property) by notice thereof given to the opposite party within ten (10) days after the date Seller Parties give notice to Buyer of the casualty or Buyer otherwise acquires actually knowledge of the applicable casualty; the partial termination shall have the effect as provided in Section 5.2 hereof as to the Excluded Property and the Purchase Price. If such casualty would not otherwise give Tenant the option to reduce or abate rent or terminate the Lease as to such Facility Property, or if it gives Tenant such option and Tenant waives such option in writing, then the parties shall proceed with the Closing in accordance with, and subject to the terms hereof. In such event, all such proceeds of any insurance plus the amount of any deductible (which shall be paid by Seller or Tenant) will be applied toward reconstruction.

16. Remedies Upon Default

16.1 Buyer Defaults. In the event Buyer breaches or defaults under any of the terms of this Agreement prior to or on the Closing Date, Seller shall be entitled to terminate this Agreement whereupon all parties shall thereupon be relieved of all further liability hereunder, except under those provisions which expressly survive the termination hereof, and recover damages, which shall be limited to an amount equal to two (2) times Seller Parties’ actual out-of-pocket expenses.

16.2 Seller Parties Defaults. In the event any of the Seller Parties default under any of the terms of this Agreement on or prior to the Closing Date (including, without limitation, by failing or refusing to deliver any items required to be delivered pursuant to Section 8.1 or Section 9.1 of this Agreement), Buyer shall be entitled to (i) terminate this Agreement whereupon all parties shall thereupon be relieved of all further liability hereunder, except under those provisions which expressly survive the termination hereof, (ii) compel specific performance of this Agreement, in which event Buyer may also recover its damages incurred as a result of such default, including but not limited to all of its costs and attorneys’ fees in seeking such specific performance, and (iii) in any event Buyer may also recover from the Seller Parties damages incurred as a result of such default, which shall include damages resulting from a breach of any warranty or representation of Seller as of the Closing even if the same is not discovered until after the Closing, to the extent the same survive the Closing. Notwithstanding the foregoing, in the event that Seller Parties fail to close the transaction contemplated hereby for any reason other than an event of default by Buyer, the damages contemplated by the preceding sentence shall be limited to an amount equal to two (2) times Buyer’s actual out-of-pocket expenses. All liabilities of the Seller Parties hereunder shall be joint and several.

17. Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (i) when personally delivered, or (ii) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next business day after being deposited with a recognized overnight mail or courier delivery service, or (iv) when transmitted by facsimile transmission, with receipt acknowledge upon transmission; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

If to Seller Parties:	Eby Realty Group, L.L.C.
13795 S. Mur-Len Road, Suite 301
Olathe, Kansas 66062
Attention: Michael D. Eby
Phone: (913) 782-3200
Fax: (913) 782-4851

with a copy to:	Husch Blackwell Sanders LLP
4801 Main St., Suite 1000
Kansas City, MO 64112
Attention: Linda K. Tiller
Phone: 816-983-8223
Fax: 816-983-8080

If to Buyer:	Care Investment Trust Inc.
483 Little Lake Drive, Suite 100
Ann Arbor, MI 48103
Phone: (734) 222-5264
Fax: (734) 913-0712
Attn: Scott Kellman

Care Investment Trust Inc.
1500 Market Street, 12th Floor, East Tower
Philadelphia, PA 19102
Phone: (215) 246-3484
Fax: (877) 525-9182
Attn: Portfolio Manager (Bickford)

Care Investment Trust Inc.
505 Fifth Avenue, 6th Floor
New York, New York 10017
Phone: (212) 771-9587
Fax: (212) 771-9317
Attn: Senior Counsel

with a copy to:	Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: Barrett B. Sutton, Esq.
Phone: (615) 850-8717
Fax: (615) 244-6804

If to Title Company:	Fidelity National Title Insurance Company
7130 Glen Forest Drive, Suite 403
Richmond, Virginia 23226
Attention: Mary R. Nichols
Phone: (804) 287-0903
Fax: (804) 673-3308

18. Brokerage Commissions. Except for Headwaters-MB engaged and to be paid by Eby and the Seller Parties, Seller Parties and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Buyer and Seller Parties and/or the transaction contemplated hereby. In the event of a breach of the foregoing warranties, the breaching party agrees to save, defend, indemnify and hold harmless the non-breaching party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys’ fees. The obligations of this Section shall survive the Closing or earlier termination of this Agreement.

19. Agreement to Indemnify.

19.1 Indemnity by Seller Parties. From and after the Closing Date, Seller Parties hereby agree to indemnify and defend, at their sole cost and expense, and hold Buyer, its successors and assigns, harmless from and against and to reimburse Buyer with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Buyer at any time and from time to time by reason of or arising out of (a) the breach of any representation or warranty of any Seller Party set forth in this Agreement, (b) the failure of Seller Parties, in whole or in part, to perform any obligation required to be performed by Seller pursuant to this Agreement or (c) the ownership, construction, occupancy, operation, use and maintenance of the Properties prior to the Closing Date. This indemnity applies, without limitation, to the violation on or before the Closing Date of any Hazardous Material Law in effect on or before the Closing Date and any and all matters arising out of any act, omission, event or circumstance existing or occurring on or prior to the Closing Date (including, without limitation, the presence on the Properties or release from any Property of Hazardous Materials disposed of or otherwise released prior to the Closing Date), regardless of whether the act, omission, event or circumstance constituted a violation of any Hazardous Material Law at the time of its existence or occurrence. The provisions of this Section 19.1 shall survive the Closing of the transaction contemplated by this Agreement and shall continue thereafter in full force and effect for the benefit of Buyer, its successors and assigns. Notwithstanding any provision of this Agreement to the contrary, Buyer may exercise any right or remedy Buyer may have at law or in equity should Seller Parties fail to meet, comply with or perform their indemnity obligations required by this Section 19.1.

19.2 Indemnity by Buyer. From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller Parties from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) arising out of (a) events, acts, or omissions of Buyer that occur in connection with its ownership or operation of the Properties from and after the Closing Date or obligations accruing from and after the Closing Date under any Contract of Sellers which is assigned to, or assumed by, Buyer, provided that any provision of the Lease (or applicable Sublease) that applies to such event, act or omission shall take precedence over the indemnity provided for in this clause (a), or (y) any material breach of a representation or warranty made by Buyer herein.

20. Non-Compete/Non-Solicitation. Except for the activities of Seller Parties and their Affiliates set forth on Exhibit G attached hereto and incorporated herein, for a period of ten (10) years immediately following the Closing, each Seller Party agrees that it shall not, directly or indirectly, for its own account or as agent, employee, officer, director, partner, member, trustee, lessor, sublessor, consultant, or as a stockholder of any corporation or otherwise with any other entity, or as a member of any firm or otherwise, (i) construct a new assisted living/senior living facility or engage in, or attempt to engage in, within the Restricted Area (as defined below) an assisted living/senior living business which is the same as, substantially similar to, or competitive with the operation of the Properties, or (ii) employ or solicit the employment of any employee currently employed at the Facility Premises or, following the Closing hereunder, employed by Tenant, Subtenants or Manager at the Facility Premises. For purposes of this Agreement, the term “Restricted Area” shall mean an area which shall consist of a circle the radius of which is ten (10) miles with the center point being located at the Premises. Seller and Buyer each acknowledge and agree that the foregoing territorial, time and other limitations and restrictions contained in this Section 20 are reasonable and properly required for the adequate protection of the business and affairs of the Buyer, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, the Buyer and Seller each hereby agree to submit to the reduction of the said territorial, time or other limitation, to such an area, period or otherwise as the court may determine to be reasonable. Buyer and each Seller Party acknowledge, warrant, represent, and agree that the restrictive covenants contained in this Section 20 are necessary for the protection of Buyer’s legitimate business interests and are reasonable in scope and content, and Seller Parties represent and warrant that their attorneys have thoroughly and completely reviewed this Agreement with Seller Parties, and Seller Parties understand the contents hereof. Seller Parties and Buyer each acknowledges and agrees that because a remedy at law for any breach of the provisions of this Section 20 will be inadequate, in addition to all other remedies available to Buyer, Buyer shall have the remedies of a restraining order, injunction, or other equitable relief to enforce the provisions hereof. Buyer and Seller Parties each agree that the issues in any action brought under this Section 20 will be limited to claims under this Section 20 and all other claims or counterclaims under other provisions of this Agreement will be excluded.

21. Miscellaneous Provisions.

21.1 Assignment; Binding Effect. Buyer may assign all of its rights and obligations hereunder without the written consent of Seller Parties to any entity which is owned or controlled by Buyer or any affiliate of Buyer (“Assignee”) provided, however, that any assignee of Buyer shall assume all of the obligations of Buyer hereunder. In the event of any permitted assignment hereunder Buyer shall thereupon be relieved of all further liability under this Agreement. Seller Parties shall not have the right to assign their rights and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns. Buyer shall provide Seller the name and other required information regarding the Assignee on or before five (5) Business Days prior to Closing.

21.2 Captions. The several headings and captions of the Sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

21.3 Entire Agreement; Recording. This Agreement, the Option Agreement and the other transaction documents contemplated herein constitute the entire agreement of Buyer and Seller with respect to the purchase and sale of the Properties, and supersede any prior or contemporaneous agreement with respect thereto. The parties confirm that the execution and delivery of this Agreement by Buyer constitutes its exercise of the Purchase Option under the Option Agreement. If the terms of the Option Agreement and this Agreement are inconsistent, the terms of this Agreement shall prevail. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer. Neither this Agreement nor any Memorandum thereof shall be recorded by any party and, if recorded by any party, the other party hereto may immediately terminate all of its obligations under this Agreement.

21.4 Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

21.5 Cooperation. Buyer and Seller Parties shall cooperate fully with each other to carry out effectively the purchase and sale of the Properties in accordance herewith and the satisfaction and compliance with all of the conditions and requirements set forth herein, and shall execute such instruments and perform such acts as may be reasonably requested by either party hereto.

21.6 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Kansas] except that the law of the Facility State shall be applicable with respect to a Facility Premises as to all matters relating to the ownership, transfer or conveyance of real estate, any liens with respect to any Property, matters with respect to laws applicable to ownership or operation of the Facility, matters of specific performance and other matters which pursuant to the public policy of the Facility State would require the law of the Facility State to be applicable or are otherwise matters as to which private parties cannot chose the applicable governing law. Notwithstanding the foregoing, Seller Parties and Buyer hereby consent and agree to non-exclusive jurisdiction and venue in the state or federal courts located in New York City, New York.

21.7 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

21.8 Attorneys’ Fees. In the event any Seller Party on the one hand or Buyer on the other should bring suit against the other party in respect to any matters provided for in this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys’ fees. As used herein, the “prevailing party” shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

21.9 Certain References. As used in this Agreement, the words “hereof,” “herein,” “hereunder” and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

21.10 Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a “calendar” day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or legal holiday, the time therefor shall be extended to the next business day.

21.11 Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

21.12 Severability. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

21.13 Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any subsequent similar act.

21.14 Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and buyer (and landlord and tenant as to the Lease).

21.15 Special Indiana Provision: Indiana Responsible Property Transfer Law. Buyer and Crawfordsville Bickford Cottage, L.L.C., as Seller of the Crawfordsville Facility (as identified in Exhibit A), acknowledge that the transactions contemplated by this Agreement as respects the Crawfordsville Facility may be subject to the provisions of the Indiana Responsible Property Transfer Law (Ind. Code 13-25-3-1 et seq.). Crawfordsville Bickford Cottage, L.L.C. agrees that it shall either (a) comply with the provisions of the Indiana Responsible Property Transfer Law and provide the Buyer and the Lender with a “disclosure document” as and when required by the Indiana Responsible Property Transfer Law, or (b) provide the Buyer with a certification acceptable to Buyer on or before Closing that the transactions contemplated by this Agreement are not subject to the provisions of the Indiana Responsible Property Transfer Law.

21.16 Tax Deferred Exchange. Buyer and Seller Parties agree that, at the election of either Seller Parties or Buyer, this transaction shall be structured as an exchange of like-kind properties under §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and proposed regulations thereunder. The parties hereto agree that if Seller Parties or Buyer desires to make such election, the electing party (“Electing Party”) must do so by notice delivered to other party (“Other Party”) at least ten (10) days prior to the Closing Date. If such an election is made, the parties shall reasonably cooperate with each other regarding the exchange, provided that any such exchange is consummated pursuant to an agreement that is mutually acceptable to Buyer and Seller Parties and which shall be executed and delivered on or before the Closing Date. In no event shall the Other Party be required to take title to any property other than the Property, nor shall the exchange transaction be permitted to adversely affect the title to the Property obtained by Buyer at Closing. The Electing Party shall in all events be responsible for all costs and expenses related to this Section 1031 exchange and shall fully indemnify, defend and hold the Other Party harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys’ fees), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to this Section 1031 exchange that would not have been incurred by the Other Party and its successors and assigns if the transaction were a purchase for cash.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Contract on the date first above written.

BUYER:

CARE YBE SUBSIDIARY LLC,
a Delaware limited liability company
By:

Printed Name:
Its

SELLERS:		SELLERS:

AMES BICKFORD COTTAGE, L.L.C., a		BOURBONNAIS BICKFORD HOUSE,
Kansas limited liability company		L.L.C., a Kansas limited liability company

By:	Eby Realty Group, L.L.C., its Manager	By:	Eby Realty Group, L.L.C., its Manager

	By:		By:
	Printed Name: Michael D. Eby		Printed Name: Michael D. Eby
	Its: Executive Vice President		Its: Executive Vice President

CRAWFORDSVILLE BICKFORD		LINCOLN BICKFORD COTTAGE, L.L.C., a
COTTAGE, L.L.C., a Kansas limited liability		Kansas limited liability company
company

By:	Eby Realty Group, L.L.C., its Manager	By:	Eby Realty Group, L.L.C., its Manager
	By:		By:
	Printed Name: Michael D. Eby		Printed Name: Michael D. Eby
	Its: Executive Vice President		Its: Executive Vice President

MARSHALLTOWN BICKFORD COTTAGE,		MOLINE BICKFORD COTTAGE, L.L.C., a
L.L.C., a Kansas limited liability company		Kansas limited liability company

By:	Eby Realty Group, L.L.C., its Manager	By:	Eby Realty Group, L.L.C., its Manager
	By:		By:
	Printed Name: Michael D. Eby		Printed Name: Michael D. Eby
	Its: Executive Vice President		Its: Executive Vice President

Signature Page

To Purchase and Sale Contract

SELLERS:		SELLERS:

MUSCATINE BICKFORD COTTAGE,		QUINCY BICKFORD COTTAGE, L.L.C., a
L.L.C., a Kansas limited liability company		Kansas limited liability company

By:	Eby Realty Group, L.L.C., its Manager	By:	Eby Realty Group, L.L.C., its Manager
	By:		By:
	Printed Name: Michael D. Eby		Printed Name: Michael D. Eby
	Its: Executive Vice President		Its: Executive Vice President

ROCKFORD BICKFORD HOUSE, L.L.C., a		SPRINGFIELD BICKFORD HOUSE, L.L.C.,
Kansas limited liability company		a Kansas limited liability company

By:	Eby Realty Group, L.L.C., its Manager	By:	Eby Realty Group, L.L.C., its Manager
	By:		By:
	Printed Name: Michael D. Eby		Printed Name: Michael D. Eby
	Its: Executive Vice President		Its: Executive Vice President

URBANDALE BICKFORD COTTAGE,		BURLINGTON BICKFORD COTTAGE,
L.L.C., a Kansas limited liability company		L.L.C., a Kansas limited liability company

By:	Eby Realty Group, L.L.C., its Manager	By:	Eby Realty Group, L.L.C., its Manager
	By:		By:
	Printed Name: Michael D. Eby		Printed Name: Michael D. Eby
	Its: Executive Vice President		Its: Executive Vice President

Signature Page

To Purchase and Sale Contract

TENANT:		SIOUX CITY II:

BICKFORD MASTER I L.L.C., a Kansas		SIOUX CITY BICKFORD COTTAGE, II,
limited liability company		L.L.C., a Kansas limited liability company

By:	Eby Realty Group, L.L.C., its Manager	By:	Eby Realty Group, L.L.C., its Manager
	By:		By:
	Printed Name: Michael D. Eby		Printed Name: Michael D. Eby
	Its: Executive Vice President		Its: Executive Vice President

MANAGER:		EBY:

BICKFORD SENIOR LIVING GROUP,		EBY REALTY GROUP, LLC, a Kansas
L.L.C., a Kansas limited liability company		limited liability company

By:	Eby Realty Group, L.L.C., its Manager
	By:	By:
	Printed Name: Michael D. Eby	Printed Name: Michael D. Eby
	Its: Executive Vice President	Its: Executive Vice President

CARE:

CARE INVESTMENT TRUST, INC., a
Maryland corporation
By:
Printed Name: F. Scott Kellman
President and Chief Executive Officer

Signature Page

To Purchase and Sale Contract

EXHIBIT A

Sellers and Facility Information

Sellers and Subtenants:

1.	Ames Bickford Cottage, L.L.C., a Kansas limited liability company
2.	Bourbonnais Bickford House, L.L.C., a Kansas limited liability company
3.	Burlington Bickford Cottage, L.L.C., a Kansas limited liability company
4.	Crawfordsville Bickford Cottage, L.L.C., a Kansas limited liability company
5.	Lincoln Bickford Cottage, L.L.C., a Kansas limited liability company
6.	Marshalltown Bickford Cottage, L.L.C., a Kansas limited liability company
7.	Moline Bickford Cottage, L.L.C., a Kansas limited liability company
8.	Muscatine Bickford Cottage, L.L.C., a Kansas limited liability company
9.	Quincy Bickford Cottage, L.L.C., a Kansas limited liability company
10.	Rockford Bickford House, L.L.C., a Kansas limited liability company
11.	Springfield Bickford House, L.L.C., a Kansas limited liability company
12.	Urbandale Bickford Cottage, L.L.C., a Kansas limited liability company

Facility Information, including Facility Name, Street Address and County, and Facility Type

Facility Name Subtenant	Street Address County	Facility Type (per license or plans and specifications) Beds/Units
Ames Bickford Cottage (“Ames Facility”) Ames Bickford Cottage, L.L.C. (f/k/a Ames Sterling House, L.L.C.)	2418 Kent Avenue Ames, IA 50010 Story County, IA	Assisted Living Program 37 Units

Bourbonnais Bickford House (“Bourbonnais Facility”) (Bourbonnais Bickford House, L.L.C.)	100 Jones Drive Bourbonnais, IL 60914 Kankakee County, IL	Assisted Living License 35 Units 65 total units, currently consisting of 37 independent living units and 28 assisted living units

Facility Name Subtenant	Street Address County	Facility Type (per license or plans and specifications) Beds/Units
Burlington Bickford Cottage (“Burlington Facility”) Burlington Bickford Cottage, L.L.C. (f/k/a Burlington Sterling Hous, L.L.C.)	3301 Sterling Drive Burlington, IA 52601 Des Moines County, IA	Assisted Living Program 44 Units (33 single/ 11 double), Maximum Capacity is 55.

Crawfordsville Bickford Cottage (“Crawfordsville Facility”) Crawfordsville Bickford Cottage, L.L.C.	100 Bickford Lane Crawfordsville, IN 47933 Montgomery County, IN	Residential Care License 33 Units

Lincoln Bickford Cottage (“Lincoln Facility”) Lincoln Bickford Cottage, L.L.C (f/k/a Lincoln Sterling House, L.L.C.)	4451 Old Cheney Road Lincoln, NE 68516 Lancaster County, NE	Assisted Living Facility 44 Units with Alzheimer unit

Marshalltown Bickford Cottage (“Marshalltown Facility”) Marshalltown Bickford Cottage, L.L.C. (f/k/a Marshalltown Sterling House, L.L.C.)	101 New Castle Road Marshalltown, IA 50158 Marshall County, IA	Assisted Living Program 38 Units (32 single/ 6 double)

Moline Bickford Cottage (“Moline Facility”) Moline Bickford Cottage, L.L.C.	3650 41st Street Moline, IL 61265 Rock Island County, IL	Assisted Living License 28 Regular Units

Facility Name Subtenant	Street Address County	Facility Type (per license or plans and specifications) Beds/Units
Muscatine Bickford Cottage (“Muscatine Facility”) Muscatine Bickford Cottage, L.L.C. (f/k/a North Central Assisted Living, L.L.C.)	2807 Cedar Street Muscatine, IA 52761 Muscatine County, IA	Assisted Living Program 45 Units (11 double/34 single)

Quincy Bickford Cottage (“Quincy Facility”) Quincy Bickford Cottage, L.L.C. (f/k/a Quincy Bickford House L.L.C.)	4221 Maine Quincy, IL 62305 Adams County, IL	Assisted Living License 46 Units (39 regular units/ 7 Alzheimer units)

Rockford Bickford House (“Bickford Facility”) Rockford Bickford House, L.L.C.	960 North Mulford Rockford, IL 61107 Winnebago County, IL	Assisted Living License 35 Floating Total

Springfield Bickford House (“Springfield Facility”) Springfield Bickford House, L.L.C.	2433 West White Oaks Dr. Springfield, IL 62704 Sangamon County, IL	Assisted Living License 40 Floating Units

Urbandale Bickford Cottage (“Urbandale Facility”) Urbandale Bickford Cottage, L.L.C. (f/k/a Urbandale Sterling House, L.L.C.)	5915 Sutton Place Urbandale, IA 50322 Polk County, IA	Assisted Living Program 61 Units (52 single/9 double)